EXHIBIT 16.1

February 25, 2008

Securities and Exchange Commission

100 F Street, NE

Washington, DC  20549

Ladies and Gentlemen:

We have read the statements of Who’s Your Daddy, Inc. pertaining to our firm included under Item 4.01 of Form 8-K dated February 25, 2008, and agree with such statements as they pertain to our firm.  We have no basis to agree or disagree with other statements of the registrant contained therein.

Sincerely,

/s/ Baum & Company P.A.

Baum & Company P.A.

Coral Springs, Florida